Exhibit 16.1

October 15, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated October 15, 2015 of Supernus Pharmaceuticals, Inc. and are in agreement with the statements contained in the third paragraph of 4.01 (a) on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/Ernst & Young LLP
Ernst & Young LLP